Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Third Quarter

2016 Earnings and Declares Dividend

AUGUSTA, Ga., October 28, 2016 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.77 million for the three months ended September 30, 2016, or $0.70 in diluted earnings per share, compared to $4.87 million, or $0.72 in diluted earnings per share, in the third quarter of 2015.

"We are pleased to report solid quarterly earnings as the bank continues to perform well. Absent expenses related to the pending merger with South State Bank, net income would have increased over the third quarter of 2015" said Ronald L. Thigpen, President and Chief Operating Officer. "Net interest income for the third quarter reflects both an improvement in total interest income and a reduction in total interest expense from the prior year quarter. The provision for loan loss expense continues at a very low level based on overall asset quality. Noninterest income reflected a 5.2 percent increase over the prior quarter including increases in investment securities gains, the gain on sale of loans from mortgage origination and increases in retail investment income. We had excellent growth in our balance sheet as we experienced solid deposit growth. Loan growth continues, but at a slower pace than expected year to date. Overall, we continue to perform well.”

Total assets at September 30, 2016, were $1.88 billion, an increase of $35.2 million or 1.9 percent from December 31, 2015. Total loans outstanding at the end of the third quarter were $1.05 billion, an increase of $21.1 million from December 31, 2015, and an increase of $8.1 million from June 30, 2016. Total deposits were $1.55 billion at September 30, 2016, an increase of $25.3 million from December 31, 2015, and a decrease of $30.1 million from June 30, 2016. Cash and cash equivalents totaled $95.4 million at the end of the third quarter of 2016.

1

Net interest income for the third quarter of 2016 totaled $13.8 million, a 1.6 percent increase from $13.5 million for the same period in 2015. Noninterest income for the third quarter totaled $5.6 million, an increase from $5.3 million for the same period a year ago. Increases include higher mortgage origination volume and increased retail investment income. Noninterest expense was $12.2 million in the third quarter of 2016, an increase of 5.0 percent from a year ago and included $541 thousand in merger-related expenses.

The net interest margin was 3.15 percent for the quarter-ended September 30, 2016, compared to 3.14 percent at December 31, 2015, and 3.18 percent for the same period a year ago. Annualized return on average assets (ROA) was 1.01 percent for the third quarter of 2016, and annualized return on average shareholder's equity (ROE) was 10.09 percent.

Nonperforming assets at September 30, 2016, were 0.93 percent of total assets, compared to 0.97 percent at December 31, 2015, and 0.77 percent at September 30, 2015. Net charge-offs for the third quarter of 2016 totaled 0.05 percent of average loans on an annualized basis, compared to 0.56 percent annualized in the third quarter of 2015. The Company held $276 thousand in OREO at September 30, 2016, compared to $360 thousand at December 31, 2015 and September 30, 2015.

The Company's loan loss provision expense was $93 thousand in the third quarter of 2016, compared to $40 thousand in the previous quarter, and $132 thousand in the third quarter a year ago. The allowance for loan losses at September 30, 2016, was $21.4 million, or 2.04 percent of loans outstanding, compared to $21.4 million, or 2.08 percent of loans outstanding, at December 31, 2015, and $22.2 million, or 2.23 percent of loans outstanding, at September 30, 2015.

2

"We are encouraged by the loan growth we experienced during the third quarter and the increasing pipeline for loans.” said Thigpen. "Our balance sheet remains strong and we look forward to continuing to support the needs of our customers.”

On October 19, 2016, the Company's Board of Directors declared a regular quarterly cash dividend of $0.16 per share of common stock payable on November 18, 2016, to shareholders of record as of November 4, 2016.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.9 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The Company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The Company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

On June 16, 2016, the Company entered into a definitive merger agreement to merge with South State Corporation. Under the terms of the agreement, shareholders of Southeastern are expected to receive 0.7307 shares of South State Corporation for each share of SBFC common stock. Special shareholder meetings for Southeastern and South State were held on October 18, 2016 to ratify the merger proposal and were approved. All regulatory approvals have been received from the Georgia Department of Banking and Finance, South Carolina State Board of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Richmond. Closing is currently scheduled on or around January 3, 2017 and the system conversion is scheduled to occur in the first quarter of 2017.

3

Safe Harbor Statement - Forward-Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements. Southeastern Bank Financial Corporation (“SBFC”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between South State Corporation (“SSB”) and SBFC; the outcome of any legal proceedings that may be instituted against SSB or SBFC; the imposition by regulators of conditions that could adversely affect the combined company or the expected benefits of the transaction, the failure to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; SSB’s ability to complete the acquisition and integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB and SBFC. Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31 and June 30, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31 and June 30, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither SSB nor SBFC assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

4

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,
	2016	December 31,
	(Unaudited)	2015
Assets
Cash and due from banks	$70,963	$40,181
Interest-bearing deposits in other banks	24,429	2,736
Cash and cash equivalents	95,392	42,917
Available-for-sale securities	658,445	691,563
Loans held for sale, at fair value	12,110	18,647
Loans	1,036,791	1,009,149
Less allowance for loan losses	21,368	21,367
Loans, net	1,015,423	987,782

Premises and equipment, net	25,934	27,398
Accrued interest receivable	5,492	6,331
Bank-owned life insurance	44,186	43,167
Restricted equity securities	5,478	5,169
Other real estate owned	276	360
Deferred tax asset	10,888	13,958
Other assets	1,905	3,073
	$1,875,529	$1,840,365
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$258,164	$229,002
Interest-bearing:
NOW accounts	419,538	401,674
Savings	566,426	548,729
Money management accounts	19,329	16,330
Time deposits	290,879	333,345
	1,554,336	1,529,080

Securities sold under repurchase agreements	550	15,684
Advances from Federal Home Loan Bank	90,000	85,000
Accrued interest payable and other liabilities	22,044	20,688
Subordinated debentures	20,000	20,000
Total liabilities	1,686,930	1,670,452

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2016 and 2015, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,800,530 and 6,745,818 shares issued in 2016 and 2015, respectively; 6,800,530 and 6,745,818 shares outstanding in 2016 and 2015, respectively	20,402	20,237
Additional paid-in capital	65,834	63,637
Retained earnings	97,972	87,250
Treasury stock, at cost; 0 shares in 2016 and
2015, respectively	-	-
Accumulated other comprehensive income (loss), net	4,391	(1,211)
Total stockholders' equity	188,599	169,913
	$1,875,529	$1,840,365

5

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Loans, including fees	$11,867	$11,584	$35,644	$35,296
Investment securities	3,819	3,945	11,562	11,390
Interest-bearing deposits in other banks	53	20	160	54
Total interest income	15,739	15,549	47,366	46,740
Interest expense:
Deposits	1,337	1,443	4,096	4,354
Securities sold under repurchase agreements	1	6	11	11
Other borrowings	641	562	1,900	1,826
Total interest expense	1,979	2,011	6,007	6,191

Net interest income	13,760	13,538	41,359	40,549
Provision (Credit) for loan losses	93	132	561	(2,011)
Net interest income after provision (credit) for loan losses	13,667	13,406	40,798	42,560

Noninterest income:
Service charges and fees on deposits	1,833	1,831	5,403	5,418
Gain on sales of loans	2,087	2,007	6,156	5,319
(Loss) gain on sale of fixed assets, net	(5)	58	(5)	(3)
Investment securities gains (losses), net	44	(165)	413	(1,005)
Retail investment income	680	589	1,772	1,635
Trust service fees	350	357	1,087	1,048
Earnings from cash surrender value of bank-owned life insurance	359	365	1,019	924
Miscellaneous income	236	265	866	709
Total noninterest income	5,584	5,307	16,711	14,045
Noninterest expense:
Salaries and other personnel expense	6,717	6,719	20,503	19,968
Occupancy expenses	1,101	1,040	3,265	3,088
Other real estate losses (gains), net	101	10	108	(102)
Prepayment fees	-	-	-	955
Merger-related expenses	541	-	1,598	-
Other operating expenses	3,694	3,802	11,327	10,938
Total noninterest expense	12,154	11,571	36,801	34,847

Income before income taxes	7,097	7,142	20,708	21,758
Income tax expense	2,326	2,277	6,741	6,997
Net income	$4,771	$4,865	$13,967	$14,761

Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	$82	$(502)	(878)	(260)
Unrealized (loss) gain on securities available-for-sale	(3,499)	5,472	10,460	2,006
Reclassification adjustment for realized (gain) loss on securities	(44)	165	(413)	1,005
Tax effect	1,346	(1,997)	(3,567)	(1,070)
Total other comprehensive income (loss)	(2,115)	3,138	5,602	1,681
Comprehensive income	$2,656	$8,003	$19,569	$16,442

Basic net income per share	$0.70	$0.73	$2.07	$2.20

Diluted net income per share	0.70	$0.72	2.07	2.20

Weighted average common shares outstanding	6,771,388	6,703,371	6,738,601	6,700,439

Weighted average number of common and common equivalent shares outstanding	6,797,172	6,719,396	6,756,784	6,713,344

6